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                                                                     EXHIBIT 2.4





December 23, 1999


Gerald L. Rehbein
Rehbein, Inc.
P.O. Box 324
6805 20th Avenue South
Hugo, MN  55038

Subject: Stock Purchase Agreement (the "Agreement"), dated as of October 1999, by and among Synagro Technologies, Inc. (the "Purchaser") and Gerald L. Rehbein and Gordon W. Rehbein (collectively, the "Shareholders")


Dear Gerald:

         This letter (the "Letter Agreement") is intended to confirm and give effect to the following agreements between the Purchaser and the Shareholders:

                  1. The dates set forth in Sections 9.1(a)(ii) and 9.1(b)(ii) of the Agreement are hereby extended to February 4, 2000.

                  2. The Purchaser and the Shareholders hereby agree that if the transactions contemplated by the Agreement fail to close by the end of the day on February 4, 2000, Purchaser shall reimburse the Shareholders (upon acceptable verification) for the costs and expenses incurred in connection with the negotiation and execution of the Agreement and as liquidated damages for any breach or alleged breach by Purchaser of the Agreement, unless any Shareholder has breached the Agreement or any condition to Closing set forth in Sections 8.1 or 8.3 of the Agreement (other than Section 8.3(i)) has not been satisfied.

                  3. If the Purchaser and the Shareholders mutually agree to further extend the Agreement beyond February 4, 2000, such reimbursement shall be payable at the expiration of such later date if the transactions contemplated by the Agreement fail to close by such date, unless any Shareholder has breached the Agreement or any condition to


                                   EXHIBIT 2.4
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         Closing set forth in Sections 8.1 or 8.3 of the Agreement (other than
         Section 8.3(i)) has not been satisfied.

                  4. To the extent any provision in this Letter Agreement is inconsistent with the Agreement, this Letter Agreement shall control and shall constitute an amendment to the Agreement. As amended by this Letter Agreement, the Agreement shall continue in full force and effect. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Agreement.

         Please indicate your agreement with the foregoing by executing this letter in the space provided below and returning it to me.

Synagro Technologies, Inc.


     /s/ Mark A. Rome
     -----------------------------------------
By:  Mark A. Rome, Executive Vice President


ACCEPTED AND AGREED TO:


THE SHAREHOLDERS:


         /s/ Gerald L. Rehbein
-----------------------------------
Gerald L. Rehbein


         /s/ Gordon W. Rehbein
-----------------------------------
Gordon W. Rehbein



                                   EXHIBIT 2.4
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